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                                                                      Exhibit 12
                                   BELO CORP.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                                               Three months ended
                                                              Year Ended December 31,                             March 31,
                                          ---------------------------------------------------------------    -----------------------
                                            1998          1999         2000         2001          2002          2002         2003
                                            ----          ----         ----         ----          ----          ----         ----
Earnings:
        Earnings before income taxes
              and the cumulative effect
              of accounting changes       $ 130,460     $ 276,453    $ 266,834    $  21,763    $  213,454    $   26,912    $ 25,407
        Add:  Total fixed charges           112,082       116,032      137,808      115,796       108,298        29,237      24,675
        Less:  Interest capitalized           1,680         2,552        2,398          489           573           287         157
                                          ---------     ---------    ---------    ---------    ----------    ----------    --------
                    Adjusted earnings     $ 240,862     $ 389,933    $ 402,244    $ 137,070    $  321,179    $   55,862    $ 49,925
                                          =========     =========    =========    =========    ==========    ==========    ========

Fixed Charges:
        Interest                          $ 109,318     $ 113,160    $ 135,178    $ 113,163    $  105,381    $   28,580    $ 23,957
        Portion of rental expense
              representative of the
              interest factor (1)             2,764         2,872        2,630        2,633         2,917           657         718
                                          ---------     ---------    ---------    ---------    ----------    ----------    --------
                    Total fixed charges   $ 112,082     $ 116,032    $ 137,808    $ 115,796    $  108,298    $   29,237    $ 24,675
                                          =========     =========    =========    =========    ==========    ==========    ========

Ratio of Earnings to fixed Charges             2.15 x        3.36 x       2.92 x       1.18 x        2.97 x        1.91 x      2.02
                                          =========     =========    =========    =========    ==========    ==========    ========

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(1)  For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.